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                                                                    EXHIBIT 15.1

                    [LETTERHEAD OF DELOITTE & TOUCHE LLP]

October 3, 2000


The Gap, Inc.
One Harrison Street
San Francisco, California 94105

We have made reviews, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Gap, Inc. and subsidiaries for the periods ended July 29, 2000 and July 31, 1999, and for the periods ended April 29, 2000, and May 1, 1999, as indicated in our reports dated August 9, 2000 and May 30, 2000, respectively; because we did not perform audits, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended July 29, 2000, and April 29, 2000, are being used in this Registration Statement on Form S-8.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Francisco, California